Reference is made to that certain Agreement made as of August 10, 1996 (Hereinafter, the "Agreement"), by and among, MARC TOKAYER ("Tokayer"), MARILYN TOKAYER, as Trustee for The Tokayer Family Trust, of Emanuel, Israel ("Trust") DR. BARUCH SOLLISH ("Sollish").

         Each of the Parties continues to be and has been a shareholder of TTR Technologies, Inc. (the "Company") as of the date on which the Agreement became effective. The Parties have entered into this Agreement for the purpose of setting forth certain voting obligations in relation to the development and operation of the Company.

         Each of the parties hereby agree that, effective immediately, the Agreement is hereby terminated in full in all respects and shall be of no further force and effect (notwithstanding any terms or provisions thereof which expressly provide that they are to survive the termination thereof).

Dated as of July 19, 1999



                                /s/ MARC TOKAYER
                                --------------------------
                                    Marc D. Tokayer


                               The Tokayer Family Trust, BY Marilyn
                               Tokayer, as Trustee


                               /s/ MARILYN TOKAYER
                               ---------------------------

                              /s/ BARUCH SOLLISH
                              ----------------------------
                                  Baruch Sollish